SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

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     AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
          (Name of Registrant as Specified in its Charter)

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         AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
                              CONSENT STATEMENT

          For Amendment to Limited Partnership Agreement to Permit
                       Reinvestment of Sales Proceeds


      THIS CONSENT STATEMENT IS BEING MAILED TO INVESTORS ON OR ABOUT OCTOBER 12, 1998. TO BE COUNTED, A PROPERLY SIGNED CONSENT FORM MUST BE RECEIVED BY THE MANAGING GENERAL PARTNER AT 1300 MINNESOTA WORLD TRADE CENTER, 30 EAST 7TH STREET, ST. PAUL, MINNESOTA 55101, ON OR BEFORE 5:00 P.M. CENTRAL STANDARD TIME ON DECEMBER 11, 1998.

      AEI Fund Management XIX, Inc., the Managing General Partner of AEI Net Lease Income & Growth Fund XIX Limited Partnership (the "Fund") is recommending an amendment (the "Amendment") to the Fund's Limited Partnership Agreement (the "Fund Agreement"). The Amendment would change Section 5.4 of the Fund Agreement to allow proceeds from sale of Fund properties to be reinvested in replacement properties until final liquidation of the Fund. The Fund Agreement currently requires that reinvestments end on February 5, 1998. For ease of understanding, this Consent Statement sometimes refers to AEI Fund Management XIX, Inc. as the "General Partner", "we" or "us" and to a limited partner in the Fund as an "Investor" or as "you".

      The proposed Amendment will affect your investment in the Fund in a number of ways and involve a number of risks that are discussed in more detail under the caption "Summary" and "Risks of the Amendment," including the following:

<bullet>   Distributions  of  some  sales  proceeds,  including  approximately
           $1,480,000 or $70 per Unit currently held by the Fund that will be distributed if the amendment is not approved, will be delayed until liquidation (expected to commence in 2004).

<bullet>   The reinvestments could cause extension of the life of the Fund.

<bullet>   Our interests as General Partners in approval of the Amendment may conflict with your interests because we will receive higher reimbursements if the Fund retains more assets under management, which is the likely effect of the Amendment.

<bullet>   Properties in which proceeds are reinvested will be subject to many of the same risks of nonperformance as the original properties.

<bullet>   Investors  will not be able to review in advance the properties  in which proceeds are reinvested.

             Currently, we are required to distribute proceeds if a property is sold. Because this encourages the Fund not to sell properties, we do not believe that this is in the best interest of partners. We believe that the Fund should be able to take advantage of property sales, when available at attractive prices, without depleting the capital base of the Fund. Approval of the Amendment would allow us to continue to reinvest proceeds from the sale of properties in replacement properties until final liquidation of the Fund. Accordingly, we recommend a vote "FOR" the proposed amendment.

             Approval of the amendment will, however, mean that you will not receive cash as quickly as you would if the cash is not reinvested. If you believe that it is in the best interests of partners to start now to receive cash back when a property is sold and require the Fund to start to deplete, and return to investors, its capital base, you should vote against the amendment.

             APPROVAL OF THE AMENDMENT WILL REQUIRE THE AFFIRMATIVE  VOTE  OF
HOLDERS OF A MAJORITY OF THE OUTSTANDING UNITS. THERE WERE 20,775.42 UNITS OUTSTANDING AT OCTOBER 1, 1998. THE GENERAL PARTNER AND ITS AFFILIATES HELD A TOTAL OF 45.5 UNITS AS OF OCTOBER 1, 1998 (LESS THAN 1% OF OUTSTANDING UNITS) AND INTEND TO VOTE ALL SUCH UNITS IN FAVOR OF THE AMENDMENT. SEE "UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT."

             You will not have appraisal or dissenters rights and therefore will not have the right to require the Fund to pay you the value of your Units if you disagree with the proposed Amendment.

             The General Partners believe that the Amendment is fair to Investors and recommend a vote For the Amendment.
                                   1

                              SUMMARY

The following summary is qualified by the more detailed discussion set forth herein.

The Amendment

           We are proposing an amendment to Section 5.4 (the "Amendment") of the Fund Agreement. The Fund Agreement currently provides that proceeds from sale of properties cannot be reinvested after February 5, 1998. The Amendment will eliminate the requirement that the Fund distribute all proceeds from sale of properties and, instead, allow reinvestment of proceeds until final liquidation of the Fund. Even if the Amendment is approved, however, most, if not all, gain from sales activity would continue to be distributed to Investors. The Amendment is intended primarily to allow the Fund to reinvest the portion of sales proceeds that constitutes the original investment in a property, while distributing the "gain" (the excess of sales proceeds over the original investment).

           Approval of the amendment will, however, mean that you will not receive cash as quickly as you would if the cash is not reinvested. For example, the Fund currently holds approximately
$1,480,000 that will be distributed to you at the rate of approximately $70.00 per Unit if the Amendment is not approved, but will be reinvested rather than distributed if the Amendment is approved. If you believe that it is in the best interests of partners to start now to receive cash back when a property is sold and require the Fund to start to deplete, and return to investors, its capital base, you should vote against the amendment.

           We do not intend to extend the life of the Fund through the Amendment. The Fund Agreement provided that we would commence liquidation of the Fund's properties 8 to 10 years after acquisition. We continue to commence final liquidation of Fund properties by the year 2004.

Reasons for the Amendment

           The Fund may sell properties prior to final liquidation of the Fund due to favorable market conditions, exercise of lease purchase options, tenant restructuring or other reasons. Although we cannot guarantee returns, we believe that the Fund can generate favorable returns to Investors through the acquisition of additional properties that can be resold. We believe that the Fund should be in a position to reinvest the proceeds from these and other sales into replacement net leased properties.

Risks of the Amendment

          The Amendment will affect your fund in a number of ways. Most notably, the Amendment will allow the Fund to reinvest capital that would otherwise be distributed to you. Currently, if cash proceeds are not reinvested, you would receive a distribution of approximately $70 per Unit. If the Amendment is approved, this cash will likely be reinvested in new properties and will, subject to risks inherent in operation of the Fund and real estate investments generally, be distributed to you when the Fund liquidates. We currently do not expect to start liquidation until 2004. There are also other risks, such as the risk that this liquidation will be prolonged and the final distribution delayed, the risk that our recommendation may not be objective because we may benefit from the amendment, the risk that you will not be able to assess the properties in which we reinvest proceeds, and the myriad of risks that relate to the ownership of real estate generally. These risks are described in the "Risk Factors" Section that immediately follows this summary.

Benefits to Insiders

           The General Partners may benefit from the Amendment in several respects. If the Amendment is approved, the Fund will retain more properties under management and the General Partners will receive more reimbursements from the Fund. Further, to the extent funds are reinvested and properties perform well, the likelihood that we will receive a higher percentage of cash flow may be increased. See "Interests of the General Partner in the Amendment."

Voting/Units Held by General Partners

           The Amendment will require the affirmative vote of holders of a majority of the outstanding Units. There were 20,775.42 Units outstanding at October 1, 1998. The General Partner and its affiliates held a total of 45.5 Units as of October 1, 1998 and intend to vote all such Units in favor of the
Amendment.    See   "Unit  Ownership  of  Principal   Holders   and
Management."
                                   2

                      RISKS OF THE AMENDMENT

          The proposed Amendment will affect your investment in the Fund in a number of ways and involve a number of risks that are discussed in more detail under the caption "Summary" and "Risks of the Amendment," including the following

    1. DISTRIBUTION OF SALES PROCEEDS WILL BE DELAYED. Rather than distributing all net cash proceeds on sale of a property, the Amendment will allow the Fund (if we determine, in our discretion, that it is advantageous to the Fund) to reinvest such proceeds in new properties (subject to a continuing obligation to distribute to you cash proceeds adequate to pay the income tax liability generated by sales of property). The distribution of cash that is reinvested will be delayed until the Fund is finally liquidated ( expected to start in 2004). The fund currently has approximately $1,480,000 of sales proceeds that will be distributed, at the rate of approximately $70 per Unit if the Amendment is not approved but will likely be reinvested if the Amendment is approved.

    2. THE LIQUIDATION PROCESS MAY BE DELAYED AND THE LIFE OF THE FUND EXTENDED. We intend to reinvest sales proceeds in new properties that can be sold again within a few years. Because this will likely means we will have more properties to liquidate, the Amendment could render more difficult the final sale of properties within the original intended life of the Fund. We intend to commence liquidation of the Fund through the sale of its remaining properties within ten years after acquisition (in 2004), although the sale of any particular property may be delayed based on market and other conditions. The Amendment could have the effect of extending the life of the Fund for several years and delaying the ultimate distribution of its assets. The Fund Agreement provides that the Fund must be liquidated, in any event, by December 31, 2041 (an arbitrary date).

    3. REINVESTED PROCEEDS WILL BE SUBJECT TO THE RISKS OF REAL ESTATE INVESTMENT. Proceeds will be reinvested in new triple net leased commercial properties that are subject to the same risks of performance as the properties originally acquired by the Fund. The value of real estate is subject to a number of factors beyond the control of the Fund, including national economic conditions, changes in interest rates, governmental rules and regulations and competition from other forms of financing. If adverse changes in these general conditions negatively affect market value, the final disposition of the property and the distribution of cash to Investors may be delayed or the disposition may result in a loss, or both. Among other things, the value of properties in which the Fund will invest will be affected by the lease rates we are able to negotiate and the financial condition of the tenant. Lease rates as a percentage of property purchase price have declined in recent years as interest rates have declined and as financing from other sources, such as real estate investment trusts, has become more available. To the extent interest rates and market lease rates increase in the future, the value of real estate acquired by the Fund when rates were lower may decline. If a tenant is unable to perform its lease obligations, the Fund may not be able to sell the property or may be forced to sell the property at a loss. Further, in the event of a bankruptcy of a tenant, the Fund might not be able to obtain possession of the property for a considerable period of time. See "Reasons For and Effects of the Amendment."

    4. INVESTORS WILL NOT BE ABLE TO REVIEW IN ADVANCE THE PROPERTIES IN WHICH PROCEEDS WOULD BE REINVESTED. Some of the properties in which proceeds are reinvested may be properties in which another partnership that is sponsored by affiliates of the general partners has invested.

    5. THE GENERAL PARTNERS MAY BENEFIT FROM THE AMENDMENT IN WAYS THAT CREATE CONFLICTS OF INTEREST. The interests of the General Partners in proposing the Amendment may be different than your interests because the General Partners will receive more reimbursements from the Fund if proceeds are reinvested than they will if proceeds are not reinvested. The General Partners are reimbursed at cost, which includes a portion of the salaries of the General Partner's personnel and other overhead, for services the General Partners provide to the Fund. Reimbursements will decrease if cash is distributed and fewer properties are under our management in the Fund. See "Interests of the General Partner in the Amendment."

    6. INVESTORS WILL NOT HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE AMENDMENT. You will not have appraisal or dissenters rights as a result of the Amendment. Accordingly, if you disagree with the Amendment you will not have the right to require the Fund to pay out the value of your Units. Instead, the Amendment will be effective with respect to you if approved by holders of a majority of the Units. If you disagree, you will be required to find a different method of disposing of your Units, such as through the Fund's repurchase plan, or to hold your Units until liquidation of the Fund.
                                   3

                     REASONS FOR THE AMENDMENT

    If Investors approve the Amendment, the Fund will have the opportunity, upon the sale or other disposition of properties such as the properties described below, to reinvest the Net Proceeds of Sale in additional triple net leased properties. Under the terms of the Fund Agreement, the net proceeds from the sale of properties cannot be reinvested after February 5, 1998. By consenting to the Amendment, you would permit the Fund to acquire new properties with the net proceeds from the sale of the properties (net of any distributions to Investors). Because proceeds will be reinvested, distributions of sales proceeds will be decreased until further liquidation of the properties in which the proceeds are reinvested, or until liquidation of the Fund.

    The Amendment is not intended to extend the life of the Fund. The Prospectus under which the Units were sold indicated that we expected that most of the properties would be sold or refinanced eight to ten years after acquisition. The Fund properties described below were acquired between 1991 and 1997. It remains our intention to commence liquidation of the Fund, depending on market conditions and the benefits of continued ownership, through the sale of the Fund's remaining properties by the year 2004.

    We are proposing the Amendment for a number of reasons, including the following:

<bullet>   Without  the Amendment, we will be required to  forgo  all attractive proposals we receive to sell Fund properties if we desire to avoid depleting the Fund's capital base.

<bullet>   If the Amendment is approved, the Fund will be able to (i)
           take advantage of any favorable purchase proposals that are presented, (ii) seek out such proposals when market conditions are favorable, and (iii) retain adequate capital in the Fund to work toward the Fund's investment objectives.

<bullet>   Without the Amendment, if a property is sold prior to final liquidation of the Fund, the Fund's capital base, and therefore its ability to generate the level of return that was the objective when it was formed, will be reduced.

<bullet>   If the Amendment is approved, cash proceeds from the sale of a property may be reinvested in a new property. Subject to the same risks of real estate investment that were assumed when the Fund was formed, the new property could generate continuing cash flow from rents and potential gain on sale.

<bullet>   Without  the Amendment, if you wish to invest  distributed sales proceeds (which constitute a return of a portion of your original investment in the Fund) in a similar vehicle such as an AEI fund, you would be forced to purchase units in a new fund with distributed cash. Real estate funds are
           initially  offered  subject   to   sales   commissions  and
           organization expense that decrease the amount invested in properties and, therefore, the asset base that generates income and gain on an investment.

<bullet>   If  the  Amendment  is approved, no  securities  brokerage commissions or other organizational expense will reduce the cash reinvested in new properties.

    The Fund incurs a significant amount of organization and syndication expense at formation. We believe that the Fund can generate the most favorable returns to Investors only if the costs of forming the Fund, including commissions to sales agents, filing fees and professional costs, can be amortized against cash flow (primarily rents) from operation of all properties over the intended life of the Fund (8 to 10 years after purchase of properties). If a significant portion of the real property assets of the Fund are sold in advance of the originally intended liquidation date of the Fund, the income and gain from the assets remaining may not be adequate to generate the returns that were the original objective of the Fund.

    The Fund has periodically sold properties in the past and, through February 5, 1998, reinvested some of the sale proceeds in new properties. We normally distribute that portion of the proceeds that represents gain and always distribute enough to cover income tax liability. Nevertheless, we have generally retained the remainder of the proceeds to reinvest in new properties.
                                   4

    There are possible disadvantages to the Amendment you should also consider, including the following:

<bullet>   Without  the Amendment, the Fund will distribute  to  you, commencing immediately, the portion of proceeds from sale not needed to continue to run the Fund. Currently this would mean a distribution of approximately $70 per Unit.

<bullet>   If the Amendment is approved, it is likely that you will not receive distribution of sales proceeds, other than the portion necessary to cover taxes and that represents gain, until the Fund commences liquidation (expected in 2004).

<bullet>   Without  the  Amendment, the Fund's  properties  may  more gradually be sold.

<bullet>   If the Amendment is approved, it may be more difficult for the Fund to rapidly  sell all of its properties in liquidation.

<bullet>   Without the Amendment, the size of the Fund will  decrease and the amount of reimbursements the General Partners receive from the Fund will decline.

<bullet>   If the Amendment is approved, more capital will be retained in the Fund and it is likely that reimbursements to the General Partners will remain approximately the same.

    The principal alternative to the Amendment is to distribute proceeds to investors as properties are disposed. As discussed above, the General Partners are proposing that this not be the alternative selected because they believe it depletes the capital base and decreases the likelihood that the Fund will perform favorably.

   At September 30, 1998, the Fund held approximately $1,480,000 of proceeds from early payment of a promissory note it had received on sale of a property. We are proposing the Amendment so that these proceeds, and other proceeds we may generate on sale of properties in the future, can be reinvested.
                                   5

                       EFFECTS OF AMENDMENT

    In the event Investors approve the Amendment, a portion of the proceeds from properties sold or otherwise disposed of will be reinvested rather than distributed. The Fund will not change its investment objectives or policies. Accordingly, new properties in which such proceeds are invested will consist primarily of single tenant, triple net leased properties that are purchased without indebtedness, many of which are leased to tenants in the restaurant industry. See "Reasons for the Amendment." As of September 30, 1998, the Fund held interests in seventeen properties as summarized below:

            Property                           Acquisition   Annual Rental
                                                  Cost         Payments

Applebee's Restaurant, Aurora,CO (1)           $    44,782    $    6,263
Applebee's Restaurant, Beaverton, OR             1,760,079       237,682
Applebee's Restaurant, Covington, LA             1,099,085       161,462
Applebee's Restaurant, Crestview Hills, KY (1)      14,039         1,933
Applebee's Restaurant, Crestwood, MO               803,418       111,709
Applebee's Restaurant, Temple Terrace, FL (1)       96,262        13,986
Champps Americana Restaurant, Troy, MI           1,192,826       122,605
Denny's Restaurant, Apple Valley, CA             1,177,655       168,910
Garden Ridge Retail Store, Pineville, NC         3,615,378       383,973
HomeTown Buffet Restaurant, Tucson, AZ (1)         610,755        80,960
Media Play Retail Store, Apple Valley, MN        1,389,367           (2)
Party City Retail Store, Gainesville, GA         1,435,309       150,752
Red Line Burgers Restaurant, Corpus Christi, TX    280,378        15,000
Red Line Burgers Restaurant, Houston, TX           299,531           (2)
Taco Cabana Restaurant, Houston, TX                547,322        79,570
Taco Cabana  Restaurant, San  Antonio,  TX       1,147,274       179,503
Taco Cabana   Restaurant,   Waco,   TX              19,720         2,779

      Total                                    $15,533,180    $1,717,087

(1) A portion of the Fund's interest in the property has been sold.
(2) The property is vacant and listed for sale or lease.

   If the proceeds are reinvested, the rental revenues generated by the Fund would be increased and distributions from rental revenues would be higher than if proceeds are not reinvested. Distribution of sales proceeds will be reduced or delayed until liquidation of the Fund. Accordingly, we believe approval of the Amendment will result in a more steady rate of distribution during the life of the Fund with a large distribution at the end of the life of the Fund.

    If Investors do not approve the Amendment, Investors will receive a distribution of sales proceeds of approximately $1,480,000, or approximately $70 per outstanding Unit, in the fourth quarter of 1998. This distribution of Net Proceeds of Sale would reduce the adjusted capital contributions of investors by an additional $70 per outstanding limited partnership unit.


  CONFLICTS OF INTEREST OF THE GENERAL PARTNERS IN THE AMENDMENT

    In proposing the Amendment, we may have certain conflicts of interest because the Amendment will affect us in ways that may be different from the ways it affects you. We have not retained an unaffiliated representative for the limited partners in proposing the Amendment because we believe that, as a whole, the benefits we derive if the Fund is more profitable are the same as the benefits derived by limited partners. Nevertheless, we also are compensated in part on the basis of the scope of the Funds operations and therefore may have different motivations than you. Accordingly, our recommendation may not be entirely objective.

    In accordance with, and subject to the limitations in, the Fund Agreement, we will be reimbursed for any costs (including a proportionate amount of employee salary, benefit and overhead expense) we incur in completing any property acquisition and in

                                   6

connection with management of the property. Generally, we allocate costs to the Fund based on the daily time sheets of our employees. We establish an hourly charge for each employee based on their salaries, benefit expense and overhead expense (the portion of rental, depreciation and other office charges necessary to maintain the employee) and the Fund is charged for the amount of time spent by the employee on Fund activities multiplied by the time charge. If the Amendment is not approved, and the proceeds from the sale of the properties are not reinvested, the amount of capital under our management through the Fund, and the scope of the Fund's operations, will be reduced and we will have to deploy our employees in other activities. Such reduced operations can be expected to reduce the amount of reimbursements that we receive from the Fund. Reimbursements to us by the Fund for expenses incurred have averaged approximately $338,285 per year during the past two years and aggregated approximately over $1,041,791 during the three years ended December 31, 1997. Such reimbursements will decrease if cash is distributed and fewer properties are acquired and under management in the Fund.

    Further, we receive more than 1% of Fund cash flow only to the extent the Fund has generated a 10% return to Investors, and we share in sales proceeds only to the extent the Fund has paid cumulative distributions to Investors equal to their Adjusted Capital Contributions plus a 12% cumulative return. To the extent that proceeds are reinvested, the properties perform well, and these returns can be achieved, we may receive up to 10% of the cash flow remaining after payment of the 10% return to Investors and up to 10% of sales proceeds remaining after payment of the 12% cumulative return to Investors.

                   HISTORICAL CASH DISTRIBUTIONS

   The following table sets forth the total cash distributions made to  Investors and the percent of such distributions representing  a return  of  capital for the fiscal years ended December  31,  1993,
1994, 1995, 1996 and 1997 and the nine month period ended September
30, 1998:
                                                                     Percent
Year Ended                       Distributions              Per    Representing
December 31,           Cash       Redemptions    Total      Unit     Return of
                                                                      Capital

 1993              $2,014,144   $        0    $2,014,144    $97.32      28.8%

 1994               2,062,333            0     2,062,333     97.50       3.6%

 1995               2,062,326       25,466     2,087,792     98.74         0%

 1996               1,741,754       83,145     1,824,899     86.51         0%

 1997               1,649,163       30,614     1,679,777     78.97      14.6%

 Nine month
 period Ended
September 30, 1998  1,137,286            0     1,137,286     55.22       8.9%

                                   7

        UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

    The following table sets forth information about the number of Units owned by each person known by the Fund to beneficially own 5% or more of the Units, by each General Partner, and by each officer or director of AEI Fund Management, Inc. as of September 30, 1998:

Name and Address                            Number of         Percent
of Beneficial Owner                         Units Held        of Class

AEI Fund Management XIX, Inc.                   0                0%
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

Robert P. Johnson                            45.5                *
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

Mark E. Larson                                  0                0%
 1300 Minnesota World Trade Center
 30 East 7th Street, St. Paul, Minnesota 55101

*  Less than 1%

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the Units set forth opposite their names. We know of no holders of more than 5% of the outstanding Units.

              VOTE REQUIRED AND PROCEDURES FOR VOTING

   Voting  by  Investors with respect to an amendment of  the  Fund
Agreement is based upon ownership of limited partner units ("Units"). As of October 1, 1998, there were 20,775.42 Units outstanding. Each Unit is entitled to one vote. Fractions of Units will be included in the total.

   In order for the proposed Amendment to be adopted, a majority of the Units must be voted in favor of the Amendment. Because an abstention would not be counted as a vote for an amendment, it would have the effect of a vote against an amendment. The General Partner intends to vote all 45.5 Units controlled by it in favor of the Amendment.

   Accompanying this Consent Statement is a Consent Form for you. By checking the appropriate box, you can indicate whether you vote FOR or AGAINST or ABSTAIN as to the proposed Amendment. If you return a Consent Form that is signed without checking any box, you will be deemed to have voted FOR the Amendment. If you vote against, or abstain with respect to, the Amendment, you do not have appraisal or similar rights under Minnesota law.

   We have fixed the close of business on October 1, 1998 as the record date for the determination of the Investors entitled to vote on the proposed Amendment, 5:00 p.m. central standard time on December 11, 1998 as the date by which Consent Forms must be received by us in order to be counted, and December 14, 1998 as the date on which the consents are to be counted. You may revoke your consent at any time prior to 5:00 p.m. central standard time on December 11, 1998, provided written revocation is received by us prior to that date. Consents may be delivered, or revoked, by Fax received prior to the times set forth above, provided that an original signed copy is received within five business days of the fax.

   The cost of solicitation of consents will be borne by the Fund. The solicitations will be made by the mails. This Consent Statement is being first mailed on or about October 12, 1998. Our staff will be available by telephone to answer any questions concerning this Consent at (800) 328-3519.

                                   8

       INCORPORATION BY REFERENCE/FORWARD LOOKING STATEMENTS

   This consent statement relies on information that is contained in the Fund's Annual Report on Form 10-KSB for the year ended December 31, 1997 and quarterly report on Form 10-QSB/A-1 for the quarter ended June 30, 1998 (File Number 0-19838) (the "Reports"). That information is "incorporated by reference" in this consent statement under the Commission's rules. A copy of the Reports are being delivered to you with this Consent Statement.


                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF AEI FUND MANAGEMENT XIX, INC.

                              Robert P. Johnson, President

                                   9

                            Exhibit A


                       PROPOSED AMENDMENT OF
                 LIMITED PARTNERSHIP AGREEMENT OF
              AEI NET LEASE INCOME & GROWTH FUND XIX


       Changes in the existing provisions of the Partnership Agreement that would be made by the proposed Amendment are shown below. Existing provisions proposed to be omitted are lined through and enclosed in brackets. New Provisions are printed in bold type. Only the portion of Section 5.4 that will be changed by the Amendment is shown. If approved, the Amendment will be effective immediately.

SECTION 5.4 DISTRIBUTION OF NET PROCEEDS OF SALE

      5.4 Distribution of Net Proceeds of Sale. Upon financing, refinancing, sale or other disposition of any of the Properties, Net Proceeds of Sale may be reinvested in additional properties until [a date five years after the date on which the offer and sale of units pursuant to the Prospectus is terminated,] THE GENERAL PARTNER DETERMINES THAT IT IS IN THE BEST INTERESTS OF THE FUND TO BEGIN LIQUIDATION OF THE FUND; provided, however, that sufficient cash is distributed to the Limited Partners to pay state and federal income taxes (assuming Limited Partners are taxable at a marginal rate of 28% for federal income tax purposes or such greater rate as is the maximum effective rate for federal income taxation applicable to individuals) created as a result of such transaction.
                                   10

IMPORTANT                                                  IMPORTANT


    AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP
                    CONSENT OF LIMITED PARTNERS
              This consent is solicited by the Board
          of Directors of AEI Fund Management XIX, Inc.,
                   The Managing General Partner

      The undersigned, a Limited Partner of AEI Net Lease Income & Growth Fund XIX Limited Partnership (the "Fund"), hereby consents (unless otherwise directed below) to the proposal identified below to adopt an Amendment to Section 5.4 of the Limited Partnership Agreement (the "Partnership Agreement") of the Fund (the "Amendment"), as more fully described in the accompanying Consent Statement. By voting for the Amendment the undersigned hereby names AEI Fund Management XIX, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on the undersigned's behalf any instrument that may be necessary to evidence the Amendment and any corresponding Amendment to the Fund's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than 5:00 p.m. central standard time on December 11, 1998.

Adoption  of  the  Amendment  to Section  5.4  of  the  Partnership
Agreement

          FOR  [ ]          AGAINST  [ ]           ABSTAIN  [ ]

      The Fund Units held by the signing Limited Partner will be voted as directed. They will be voted "FOR" the Amendment if no box is checked.

      Please sign exactly as your name appears below. When Fund Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.

Dated:                , 1998


Signature                                  (if held jointly)